Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of January 1, 2008 (this “Employment Agreement”), by and between TheStreet.com, Inc., a Delaware corporation (the “Company”), and James Cramer (“Cramer”).

WHEREAS, Cramer has been employed by the Company pursuant to an employment agreement dated August 1, 2005, as amended (the “Prior Employment Agreement”);

WHEREAS, Cramer and the Company wish to document the mutually agreeable terms and conditions of Cramer’s continued relationship with the Company, as well as the terms, conditions, and consideration provided with respect to restrictive covenants that will prospectively apply to Cramer; and

WHEREAS, the Company and Cramer wish to supersede the Prior Employment Agreement with this Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.	Duties.

(a)           The Company hereby appoints Cramer, and Cramer hereby accepts the appointment, as an outside contributor for the Company.  This Employment Agreement shall be effective as of January 1, 2008 (the “Effective Date”) and shall expire on December 31, 2010, unless sooner terminated in accordance with Section 4 hereof (the “Term”); provided, however, that Cramer may elect to terminate his employment, this Employment Agreement and the Term hereof as of January 15, 2009 or any subsequent January 15 upon not less than sixty (60) days and not more than ninety (90) days prior written notice to the Company of such termination (and any such election shall not be considered a breach of this Employment Agreement).  During the Term, except during any week when Cramer is on vacation as set forth in Section 2(d) hereof, Cramer will author no fewer than twelve (12) articles per week intended for publication in the Company’s online properties (www.thestreet.com, www.realmoney.com, www.mainstreet.com, www.bankingmyway.com, www.stockpickr.com, www.promotions.com) (collectively, the “Sites”).  In addition, during the Term Cramer agrees to write for the Company’s product known as “Action Alerts PLUS” on such terms as are in effect on the Effective Date, and for such other products as the parties may mutually agree during the Term; provided, that, upon a Change of Control (as defined in Section 4(d) below), Cramer shall have no obligation whatsoever to write for any such products (including, but not limited to, Action Alerts PLUS) except upon mutual agreement between Cramer and the Company following such Change of Control. During the Term, the Company agrees to provide an assistant for Cramer, who shall be an employee of the Company and shall be approved by Cramer.  Such assistant shall be subject to all laws, rules, regulations and policies, including the Company’s Policy on Investments, a current copy of which is attached as

Exhibit A hereto (the “Investment Policy”), as are applicable to employees of the Company, and shall be located at the Company’s offices.  For purposes of the Investment Policy, Cramer’s assistant shall be subject to the trading restrictions applicable to “Editorial Staffers,” notwithstanding the fact that such assistant may primarily perform duties associated with the designation of “Business Staffer” under the Policy.

(b)           Cramer agrees to perform faithfully his duties as an outside contributor pursuant to this Employment Agreement to the best of his abilities.  In connection with the preparation of articles during the Term, Cramer shall communicate solely with the Company’s Editor-in-Chief or his or her designee.  During the Term, Cramer must comply with all laws applicable to the Company’s employees, as well as, to the extent provided herein, the Investment Policy and, to the extent Cramer writes for the product known as “Action Alerts PLUS” or any other newsletter product, to the applicable Policy for Writers of Investment Newsletters, a copy of which is attached as Exhibit B hereto (the “Newsletter Policy”).  For purposes of the Investment Policy, Cramer shall be deemed an “Outside Contributor” and an “Access Person” as such terms are defined in the Investment Policy, and shall be subject only to the provisions of the Investment Policy that pertain to Outside Contributors and Access Persons.  Cramer agrees that he shall be obligated to comply with any provisions of the Investment Policy that pertain to Outside Contributors and Advisory Representatives, including those pertaining to disclosure, and with all provisions of the Newsletter Policy, as they may be implemented or amended from time to time throughout the Term; provided, however, that if the Investment Policy, Newsletter Policy and/or disclosure provisions implemented or amended by the Company during the Term differ from the policies in place on the Effective Date in any way which Cramer reasonably believes will have a materially adverse effect on Cramer’s outside business activities, then Cramer shall notify the Company in writing within forty-five (45) days of when he first becomes aware that the implemented or amended policies or provisions might have such a material adverse effect.  In the event the Company does not fully cure such material adverse effect within thirty (30) days’ after written notice thereof from Cramer (it being understood that the parties will cooperate in good faith in determining the extent to which a cure is necessary), Cramer shall be entitled to voluntarily resign (within sixty (60) days after such failure to cure), and such resignation shall be considered a termination with “Good Reason” pursuant to Section 4(b) hereof, and shall not be considered a breach of this Employment Agreement; provided, however, that no such resignation by Cramer shall be considered a termination for Good Reason if in the opinion of counsel to the Company the implemented or amended policies or provisions are required by applicable law.

(c)           Subject to Cramer’s personal and professional availability, and consistent with past practice, during the Term Cramer also agrees to provide other reasonable services upon reasonable advance notice from the Company’s Chief Executive Officer, including, without limitation, participation in the Company’s interactive chat rooms on the Sites and those on any other websites owned, in whole or in part and whether directly or indirectly, by the Company, and attendance at charitable events or other events at which the Company deems Cramer’s attendance beneficial (for the avoidance of doubt, in accordance with Section 3 hereof, the Company shall reimburse Cramer for all reasonable travel, accommodation and per diem expenses incurred in connection with Cramer’s attendance at any such events).  The above activities may include streaming audio/video to the Sites and any other websites owned, in whole or in part and whether directly or indirectly, by the Company.  The Company expressly acknowledges, however, that Cramer shall not be required to perform any of the services set forth in this Section 1(c) if performance of such services would interfere with any of Cramer’s outside activities.

(d)           The Company agrees that Cramer shall render his services to the Company hereunder on a non-exclusive basis, provided, however, that Cramer covenants that during the Term he shall not be under or subject to any contractual restriction that is inconsistent with the performance of his duties hereunder.  In this regard, without limiting the generality of the foregoing, the Company acknowledges and agrees that, notwithstanding the services Cramer shall provide hereunder, Cramer (a) shall be entitled to engage, and will continue to engage, in other journalistic, writing and media endeavors, including, without limitation, writing for magazines, (including, but not limited to, New York Magazine), writing for and appearing in television and radio programs (including, but not limited to, hosting the CNBC series “Mad Money” and making appearances on other CNBC and NBC television programs), the writing of books, and, subject to the restriction in Section 5(a) hereof, writing for and appearing in content distributed on the Internet (including, but not limited to, appearing in content distributed on CNBC.com, writing content that may be distributed on New York Magazine’s website, and writing books, the content of which may be published on the Internet); provided that any such writing or appearance distributed on the Internet shall have been originally made and distributed in print or television media or, if made for the Internet, shall be directly related to a regular television program of which Cramer is the primary talent (e.g., the bonus lightning round on CNBC.com); provided, further, that in the event Cramer does accept such engagements, he shall use reasonable efforts to ensure that the byline for any articles he authors, and the comparable on air indication for nonprint media, refer to Cramer as a Market Commentator for the Company; and (b) shall be entitled to engage, and may engage, in extensive investing and trading in securities, rights and options relating thereto and contracts in stock indexes, foreign currencies and financial instruments (collectively, “Securities Activities”).  Further, the Company acknowledges and agrees that Cramer shall be entitled to engage, and may engage, in Securities Activities on behalf of other persons or entities (including Cramer and members of his family) and that any Cramer family members (including any spouse), may also engage in extensive Securities Activities.  (All such Securities Activities that any Cramer family member, Cramer’s affiliates or Cramer may engage in from time to time are collectively referred to herein as the “Relevant Securities Activities.”).  In connection with the foregoing, the Company further acknowledges and agrees that:

(i)           The Relevant Securities Activities will often involve Cramer’s beneficial ownership in and/or trading of securities or other financial instruments that are the subject of, or otherwise mentioned, referred to or discussed in, articles written by Cramer for the Company, and that the Relevant Securities Activities involving such securities or other financial instruments may occur at any time before or after the publication date of an issue of any article on the Sites in which such securities or other financial instruments are mentioned, referred to or otherwise discussed by Cramer in such article.

(ii)           Cramer shall not have access to articles written for the Company by other writers, or information regarding such articles, prior to publication, except for articles that Cramer is writing or projects in which Cramer is involved.  Furthermore, the Company will endeavor to keep Cramer unaware, in any and all of his capacities, of the final content or publication schedule of articles, columns or other writings scheduled for publication on the Sites that cover or discuss publicly traded securities other than the articles or columns or other written materials prepared by Cramer for publication the Sites.

(iii)           Notwithstanding any policy of the Company to the contrary, the Relevant Securities Activities, insofar as they are conducted in a manner that does not violate the express provisions of the Investment Policy, the Newsletter Policy and applicable law, will not be deemed to in any way violate or breach any other procedures, policies or practices of the Company now or hereafter in effect with respect to Cramer, including, but not limited to, any other conflict of interest rules or securities trading policies or other rules or procedures that otherwise may apply generally to writers for the Company regarding their right to engage in the trading of securities or other Relevant Securities Activities, and further, that any such policies shall not be applicable to Cramer in connection with his services hereunder.

(iv)           Provided Cramer is not in material breach of any of his obligations hereunder, including any obligation under applicable law, and without limiting the express provisions of this Employment Agreement, the Company irrevocably waives and releases Cramer, his affiliates, and members of his immediate family from any duty, fiduciary or otherwise, that Cramer or any of them may owe, or be deemed to owe, the Company that may in any way prohibit or limit the Relevant Securities Activities, insofar as they involve the trading and/or ownership of securities or other financial instruments that are the subject of or are otherwise referred to or discussed in the articles prepared by Cramer pursuant to this Employment Agreement, and acknowledges and agrees that such Relevant Securities Activities do not, and will not, constitute a misappropriation of the Company’s property or a breach of any fiduciary or other duty Cramer may owe the Company hereunder.

(v)           The Company warrants and agrees that each of the articles prepared by Cramer and published by the Company shall provide appropriate disclosure relating to the Relevant Securities Activities, as set forth in the Investment Policy.  The Company further agrees that it shall not, without Cramer’s written consent, disclose any non-public information regarding securities positions provided by Cramer to the Company pursuant to the Investment Policy to anyone other than the Company’s senior management and senior editorial staff or its legal advisers, on a confidential, “need to know” basis, or as required by any court of competent jurisdiction or other federal or state governmental or regulatory authority.

(e)           The Company agrees, to the extent permitted by applicable law, to defend, indemnify and hold harmless Cramer against any and all loss, damage, liability and expense, including, without limitation, reasonable attorneys’ fees, disbursements, court costs, and any amounts paid in settlement and the costs and expenses of enforcing this Section of this Employment Agreement (“Loss”), which may be suffered or incurred by Cramer in connection with the provision of his services hereunder or under the Prior Employment Agreement, including, without limitation, any claims, litigations, disputes, actions, investigations or other matters relating to any securities laws or regulations, or the violation or alleged violation thereof (the “Securities Actions”), provided that such Loss (i) arises out of or in connection with the performance by Cramer of his obligations under this Employment Agreement or the Prior Employment Agreement and (ii) is not the result of any breach by Cramer of his obligations hereunder, and provided further that with respect to any Securities Actions, the Company shall be under no obligation to defend, indemnify or hold harmless Cramer if Cramer has not acted with a reasonable, good faith belief that his actions were in no way violative of any securities laws or regulations.  With respect thereto, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a nolo contendere plea or its equivalent, shall not, of itself, create a presumption that Cramer did not act with a reasonable, good faith belief that his actions were in no way violative of any securities laws or regulations.  Further, to the extent that Cramer has been successful on the merits or otherwise in defense of any Securities Action, or in defense of any claim, issue or matter therein, he shall be defended, indemnified and held harmless by the Company as required herein.  Expenses (including reasonable attorneys’ fees, disbursements and court costs) incurred by Cramer in defending any Securities Action shall be paid by the Company in advance of the final disposition of such Securities Action upon receipt of an undertaking by or on behalf of Cramer to repay such amount if it shall ultimately be determined that Cramer is not entitled to be indemnified by the Company pursuant hereto.

Section 2.	Compensation.

(a)           Salary.  During the Term, as compensation for his services hereunder, the Company shall pay to Cramer a salary at the rates set forth below (the “Salary”):

(i)           For the period from January 1, 2008 through December 31, 2008, One Million Three Hundred Thousand Dollars ($1,300,000) per annum;

(ii)           For the period from January 1, 2009 through December 31, 2009, One Million Five Hundred Sixty Thousand Dollars ($1,560,000) per annum; and

(iii)           For the period from January 1, 2010 through December 31, 2010, One Million Eight Hundred Seventy Two Thousand Dollars ($1,872,000) per annum.

All amounts due in respect of Salary shall be payable in accordance with the Company’s standard payroll policies.  All applicable withholding taxes shall be deducted from such payments.  The Salary shall be reviewed at least annually during the

Term, and may be increased in the joint discretion of the Compensation and Audit Committees of the Company’s Board of Directors.

(b)           Bonus.  Except as set forth in Section 4 hereof, in addition to the Salary Cramer shall be eligible to receive an annualized target bonus of 75% of Salary, which may be cash and/or equity compensation (including stock-based awards such as restricted stock units), for his employment during each of the periods listed in Section 2(a) above (the “Annual Bonus”), which shall be based upon achievement of the Company’s financial goals as determined by the Compensation and Audit Committees of the Company’s Board of Directors; provided, however, that the Annual Bonus for any period listed in Section 2(a) shall be no less than the annual bonus paid to any other executive, employee or independent contractor engaged by the Company for such period.  In addition, on April 15, 2008, the Company shall pay Cramer a signing bonus in an amount equal to $100,000.

(c)           Equity Awards.  Upon the execution of this Employment Agreement, Cramer shall be awarded restricted stock units (the “RSU Award”) under the Company’s 2007 Performance Incentive Plan (the “Plan”) with respect to 300,000 shares of the Company’s common stock, par value $.01 (“Common Stock”), which RSU Award shall be payable in shares of Common Stock and shall vest and become payable as to 60,000 shares each year beginning on January 1, 2009 and continuing each January 1 thereafter through January 1, 2013, provided that Cramer remains an employee of the Company upon each such date unless his employment has been terminated pursuant to Section 4(b) of this Employment Agreement.  Notwithstanding the foregoing, following the consummation of a Change of Control any portion of the RSU Award which then remains unvested shall vest and become payable ratably over 36 months beginning at the end of the calendar month in which the Change of Control is consummated, and each month end thereafter, provided that Cramer remains an employee of the Company on each such date unless his employment has been terminated pursuant to Section 4(b) of this Employment Agreement; provided further that at no time shall Cramer’s vested interest in the RSU Award be less than it would have been had a Change of Control not occurred; provided further that if in connection with such a Change of Control the Common Stock is converted into cash, securities or other property or a combination thereof (“Merger Consideration”), regardless of whether the Company is the surviving corporation in such transaction, then following the consummation of such Change of Control Cramer shall be entitled to receive during such 36-month period, in lieu of each share of Common Stock subject to the remaining portion of the RSU Award, such Merger Consideration as is received by shareholders of the Company with respect to one share of Common Stock in connection with such Change of Control.  In the event the RSU Award is paid in cash in connection with a Change of Control, the Company shall pay Cramer interest in respect of the 36-month payment period, and such interest shall be paid at the prime rate offered by the Company’s leading principal lending institution, as in effect from time to time.  The RSU Award shall also have such terms not inconsistent with the foregoing (including appropriate adjustment in the event of a change in corporate structure affecting the Common Stock in order to prevent dilution or enlargement of benefits) as shall be determined by the Company and set forth in the Plan and a grant agreement, a form of which is attached hereto as Exhibit C.  All payments made to

Cramer with respect to the RSU Award shall be made within five (5) business days following the relevant vesting date.  Any equity award, whether shares of Company Common Stock, restricted stock, stock options, restricted stock units, deferred stock units or otherwise, shall have been registered with the Securities and Exchange Commission on Form S-8.

In addition to Salary, the Annual Bonus and the RSU Award, Cramer shall be compensated on a basis and in a manner consistent with the basis and manner in which the Company compensates its senior executives, and Cramer may, in the discretion of the Compensation and Audit Committees of the Company’s Board of Directors, be granted additional awards under the Plan on an annual or other basis as compensation for the performance of his services hereunder.  Notwithstanding the foregoing sentence, the Company shall have no obligation to grant any equity award to Cramer after Cramer has elected to terminate his employment.

(d)           Vacation.  During each year of the Term, Cramer shall be entitled to six (6) weeks of paid vacation.

(e)           Benefits.  During the Term, Cramer shall be entitled to participate in any group insurance, accident, sickness and hospitalization insurance, and any other employee benefit plans of the Company in effect during the Term, including plans available to the Company’s executive officers.

(f)           Change of Control Payment.  In the event of a Change of Control while Cramer is an employee of the Company, the Company shall pay Cramer, within thirty (30) business days following such Change of Control, an amount (subject to reduction as provided in Section 8A(a) below, and further subject to the non-duplication provision set forth in the last sentence of Section 4(b)) in cash equal to (i) three (3) times Cramer’s “base amount” (within the meaning of Section 280G(b)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)); minus (ii) $5,000 (such amount being the “Change of Control Payment”).  The payment due under this Section 2(f) shall be in addition to amounts due under Section 4.

Section 3.	Expense Reimbursement.

During the Term, Cramer shall have the right to reimbursement, upon proper accounting, of reasonable expenses and disbursements incurred by him in the course of his duties hereunder.

Section 4.	Employment Termination.

(a)           At any time during the Term and except as otherwise provided in Sections 4(b) and 4(c) hereof, the Company shall only have the right to terminate this Employment Agreement and Cramer’s employment with the Company hereunder, and to give Cramer notice of such termination as of a date not earlier than seven (7) days from such notice, because of (i) Cramer’s willful misconduct or gross negligence in the performance of his obligations under this Employment Agreement, (ii) dishonesty or misappropriation by Cramer relating to the Company or any of its funds, properties, or other assets, (iii) inexcusable repeated or prolonged absence from work by Cramer (other that as a result of, or in connection with, sickness or disability), (iv) any intentional or reckless unauthorized disclosure by Cramer of confidential or proprietary information of the Company which is reasonably likely to result in material harm to the Company, (v) a conviction of Cramer (including entry of a guilty or nolo contendere plea) of a felony involving fraud, dishonesty, moral turpitude, or involving a violation of federal or state securities laws, (vi) the entry of an order, judgment or decree, of any court of competent jurisdiction or any federal or state authority, enjoining Cramer from violating the federal securities laws, or suspending or otherwise limiting Cramer’s right to act as an Investment adviser, underwriter, broker or dealer in securities, (vii) a finding by a court of competent jurisdiction in a civil action or a finding by the Securities and Exchange Commission that Cramer has violated any federal or state securities law, or (viii) the failure by Cramer to perform faithfully his duties hereunder or other breach by Cramer of this Employment Agreement and such failure or breach is not cured, to the extent cure is possible, by Cramer within thirty days after written notice thereof from the Company to Cramer (each individually, and all collectively, “Cause”).  Notwithstanding anything to the contrary contained herein, the Company acknowledges and agrees that sharp and caustic commentary and behavior is a part of Cramer’s persona and appeal.  Accordingly, the Company agrees that such remarks and actions made and performed by Cramer, whether in connection with the performance of his duties hereunder or otherwise, shall not constitute Cause for termination hereunder (for the avoidance of doubt it is understood that commentary which at the time of its making is known by Cramer to be libelous is not intended to be excused as sharp and caustic commentary under this Section 4(a)).  If this Employment Agreement and Cramer’s employment with the Company hereunder is terminated for Cause, or if Cramer voluntarily resigns from the Company without Good Reason (as defined in Section 4(b) below) during the Term, the Company shall pay Cramer promptly (no later than five (5) business days) following such termination of employment (i) all earned but unpaid portions of the Salary through the date of termination and (ii) the vested portion of the RSU Award as of the date of termination.  Following any such termination, Cramer shall not be entitled to receive the Annual Bonus or any other payment (including the RSU Award, to the extent unvested), except as provided for hereunder with respect to any period after such termination.

(b)           This Employment Agreement and Cramer’s employment with the Company hereunder may also be terminated by the Company without Cause upon 30 days written notice to Cramer, or by Cramer in the event of a material breach of this Employment Agreement by the Company, as to which Cramer notifies the Company in writing within thirty (30) days of becoming aware of such breach, which breach is not cured, to the extent cure is possible, within thirty (30) days after written notice thereof from Cramer to the Company (such breach constituting “Good Reason”), provided, in the case of termination for Good Reason, such termination must occur within sixty (60) days of such failure to cure.  If Cramer’s employment is terminated pursuant to this Section 4(b), then the RSU Award will immediately vest in full and will be paid promptly (no later than five (5) business days) following when Cramer’s employment with the Company terminates; and if such termination occurs before a Change of Control, the Company shall pay Cramer an amount equal to the Change of Control Payment (regardless that a Change of Control has not occurred while he was employed, but determining the “base amount” as if a Change of Control had occurred while Cramer’s employment so terminates), such payment also to be made promptly (no later than five (5) business days) following when Cramer’s employment with the Company terminates.  In addition, if Cramer’s employment is terminated pursuant to this Section 4(b), the Company shall pay Cramer (i) promptly (no later than five (5) business days) following termination of employment, all earned but unpaid portions of the Salary through the date of termination of employment, (ii) the Annual Bonus relating to the year prior to the year in which termination of employment occurs, to the extent such Annual Bonus has been earned but not yet paid, and such Annual Bonus shall be paid to Cramer at the time that annual bonuses are paid to senior executives of the Company in the year of termination and (iii) the Annual Bonus Cramer would have received with respect to the year during which his employment is terminated, to the extent earned, and such Annual Bonus shall be pro-rated based on the number of days Cramer is employed by the Company during such year and paid at the same time that annual bonuses are paid to senior executives of the Company but not later than March 15 following the year of termination.  For the avoidance of doubt, there shall be no duplication of payments made under this Section 4(b), or under any other paragraph of this Section 4, with any other payments made under this Employment Agreement (including, but not limited to, the Change of Control Payment, any other severance payments, the vested and unvested portions of the RSU Award, and Annual Bonus payments).

(c)           This Employment Agreement and Cramer’s employment with the Company hereunder shall terminate immediately and automatically on the death or Disability (as defined below) of Cramer or the liquidation or dissolution of the Company or other shutdown of the business then conducted by the Company.  If this Employment Agreement and Cramer’s employment with the Company hereunder is terminated on account of Cramer’s death or Disability, or because of a liquidation or dissolution of the Company or other shutdown of the business then conducted by the Company during the Term, then subject to the non-duplication provision set forth in the last sentence of Section 4(b), the Company shall pay Cramer (i) promptly (no later than five (5) business days) following termination of employment, all earned but unpaid portions of the Salary through the date of termination, (ii) promptly (no later than five (5) business days) following termination of employment, the vested portion of the RSU Award as of the date of termination, (iii) the Annual Bonus relating to the year prior to the year in which termination of employment occurs, to the extent such Annual Bonus has been earned but not yet paid, and such Annual Bonus shall be paid to Cramer at the time that annual bonuses are paid to senior executives of the Company in the year of termination, and (iv) the Annual Bonus Cramer would have received with respect to the year during which his employment terminates, to the extent earned, and such Annual Bonus shall be pro-rated based on the number of days Cramer is employed by the Company during such year and paid at the same time that annual bonuses are paid to senior executives of the Company but not later than March 15 following the year of termination.  Following any such termination, neither Cramer, nor his estate, conservator or designated beneficiary, as the case may be, shall be entitled to receive any other payment with respect to any period after such termination.

For purposes of this Employment Agreement, “Disability” shall mean that, as a result of physical or mental illness, Cramer has been unable to perform his duties to the Company for a period of ninety (90) consecutive days or one hundred twenty (120) or more days in any one hundred eighty (180) consecutive day period, as determined in the opinion of a physician selected by the Company with Cramer’s consent (which consent shall not be unreasonably withheld or delayed).

(d)           In addition to termination as otherwise provided for above, Cramer shall have the right to terminate this Employment Agreement on a date that is thirty-one (31) days after the occurrence of a Change of Control.  In the event Cramer terminates his employment pursuant to this Section 4(d), then subject to the non-duplication provision set forth in the last sentence of Section 4(b), the Company shall pay Cramer (i) promptly (no later than five (5) business days) following such termination of employment, all earned but unpaid portions of the Salary through the date of termination, (ii) promptly (no later than five (5) business days) following such termination of employment, the vested portion of the RSU Award as of the date of termination, (iii) the Annual Bonus relating to the year prior to the year in which termination of employment occurs, to the extent such Annual Bonus has been earned but not yet paid, and such Annual Bonus shall be paid to Cramer at the time that annual bonuses are paid to senior executives of the Company in the year of termination, and (iv) the Annual Bonus Cramer would have received with respect to the year during which his employment terminates, to the extent earned, and such Annual Bonus shall be pro-rated based on the number of days Cramer is employed by the Company during such year and paid at the same time that annual bonuses are paid to senior executives of the Company but not later than March 15 following the year of termination.  For purposes of this Employment Agreement, a Change of Control shall be deemed to have occurred in the event any of the following occurs:

(i)           the acquisition by any one person or more than one person acting as a group (as defined in Treas. Reg. §409A-3(i)(5)(v)(B)) (other than the Company and its subsidiaries as determined immediately prior to that date and any of its or their employee benefit plans) of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent of the total fair market value or total voting power of the stock of the Company if such person or group was not an owner of at least five percent of the total fair market value or total voting power of the stock of the Company immediately prior to the Company’s initial public offering;

(ii)           a majority of the members of the Company’s Board of Directors are not “Continuing Directors” (as defined below); or

(iii)           any one person or more than one person acting as a group (as defined in Treas. Reg. §409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, other than an acquisition of assets of the Company by (w) a shareholder of the Company (immediately before the acquisition) in exchange for or with respect to the Company’s stock, (x) an entity fifty percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (y) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent or more of the total value or voting power of all the outstanding stock of the Company, or (z) an entity at least fifty percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (y).

For purposes of this Employment Agreement, “Continuing Directors” shall mean, as of any date of determination, any member of the Board of Directors who (x) was a member of the Board of Directors on January 1, 2008 or (y) was nominated for election or elected to the Board of Directors with the affirmative vote of at least a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

(e)           In the event Cramer elects to terminate his employment and this Employment Agreement as of January 15, 2009 or any subsequent January 15, in accordance with Section 1(a)(i) of this Employment Agreement, then such termination shall be regarded as a termination pursuant to this Section 4(e) and, subject to the non-duplication provision set forth in the last sentence of Section 4(b), the Company shall pay Cramer (i) promptly (no later than five (5) business days) following such termination of employment, all earned but unpaid portions of the Salary through the date of termination, (ii) promptly (no later than five (5) business days) following such termination of employment, the vested portion of the RSU Award as of the date of termination and (iii) the Annual Bonus in respect of the year prior to the year in which the termination of employment is effective, to the extent such Annual Bonus has been earned but not yet paid, and such Annual Bonus shall be paid to Cramer at the time that annual bonuses are paid to senior executives of the Company in the year of termination.  For a period of eighteen (18) months following termination of his employment, the Company will continue to provide group health benefits for Cramer, subject to Cramer’s timely election of COBRA group health continuation coverage, at the same expense to Cramer as he was paying for such group health benefits prior to the date of termination of employment.  In the event the Company is unable to provide such group health benefits, the Company may pay Cramer the cash amount (on an after-tax basis) necessary to obtain the equivalent coverage.

(f)           Upon the termination of this Employment Agreement pursuant to Section 4 hereof, the Company shall have no further obligations under this Employment Agreement; provided however that Sections 1(e), 2(f) (if Cramer is employed while a Change of Control occurs), 3, 4, 5, 6, 7, 8, 8A, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18 and 19 hereof shall survive and remain in full force and effect in accordance with their terms.

(g)           Notwithstanding any provision of this Employment Agreement to the contrary, if at the time his employment terminates Cramer is a “specified employee” as determined by the Company’s Board of Directors or the Compensation Committee of the Board in accordance with Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder (“Section 409A”), Cramer shall not be paid any amounts otherwise required hereunder which constitute deferred compensation within the meaning of Section 409A upon a termination of his employment (within the meaning of Section 409A) until the earlier of (i) the date which is six months after his termination of employment for any reason other than death or (ii) the date of his death.

Section 5.	Covenant Not to Compete.

(a)           In exchange for the consideration set forth in this Agreement, Cramer hereby agrees that, during the period from the Effective Date through the end of the Term, he will not (i) other than to the extent permitted by the next sentence of this Section 5(a), author articles or columns for any other on-line financial publication that competes directly with the business of the Company as it is then constituted without first notifying the Company and securing its consent, which consent shall not be unreasonably withheld, and (ii) will not act as a lender to, or stockholder, director, principal, owner, employee, consultant to, or partner of, any other start-up on-line business that competes directly with the business of the Company as it is then constituted.  Notwithstanding the foregoing, the Company hereby consents to and acknowledges that (i) Cramer writes articles for certain print publications, including, without limitation, New York Magazine, which may subsequently publish Cramer’s articles online on their respective websites and (ii) content included in books written by Cramer may appear on the Internet.  The Company agrees that the online publication of content written by Cramer as set forth in the preceding sentence shall not constitute a breach of this Section 5.

(b)           Cramer hereby agrees that, if his employment hereunder is terminated by the Company for Cause or by him without Good Reason, then, for a period of eighteen (18) months following such termination, except to the extent permitted in the second sentence of Section 5(a) above, he will not author articles or columns for any other on-line financial publication that competes directly with the Company without first notifying the Company and securing its consent, which consent shall not be unreasonably withheld.

(c)           Cramer hereby agrees that, during the period from the Effective Date through the end of the first eighteen (18) months after the cessation of Cramer’s employment with the Company hereunder, he will not solicit for employment, in any business enterprise or activity, any person who was employed by the Company during the six months prior to the cessation of his employment.

(d)           The parties acknowledge that the restrictions contained in this Section 5 are a reasonable and necessary protection of the immediate interests of the Company, and any violation of these restrictions would cause substantial injury to the Company and that the Company would not have entered into this Employment Agreement, without receiving the additional consideration offered by Cramer in binding himself to any of these restrictions.  In the event of a breach or threatened breach by Cramer of any of these restrictions, then in addition to financial or other damages that may be deemed by a court of law to apply, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Cramer from such breach or threatened breach; provided however that the right to apply for an injunction shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.

Section 6.	Confidential Ownership of Articles and Columns.

(a)           Except as otherwise provided in this Employment Agreement, Cramer shall, and shall cause his attorneys, accountants and agents (collectively, “Agents”) to agree to, keep secret and retain in strictest confidence, any and all confidential information relating to the Company or otherwise not available to the general public, provided that such confidential information shall not include any information that (a) has become generally available to the public other than as a result of a disclosure by Cramer or his Agents, or (b) was available to Cramer or any of his Agents on a non-confidential basis from a third party having no obligation of confidentiality to the Company, and Cramer shall not, and shall cause his Agents not to, disclose such confidential information to any Person (as defined in Section 7) other than the Company or its Agents, except as may be required by law (in which event Cramer shall so notify the other party hereto as promptly as practicable).

(b)           All articles or columns that Cramer authors for the Company and which are in fact published shall be owned by and belong exclusively to the Company, and Cramer shall execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such articles or columns.

Section 7.	No Third Party Beneficiary.

This Employment Agreement is not intended and shall not be construed to confer any rights or remedies hereunder upon any Person, other than the parties hereto or their permitted assigns.  For purposes of this Employment Agreement, “Person” shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, association, trust or other unincorporated organization or entity.

Section 8.	Withholding of Taxes.

Any payments to Cramer pursuant to the terms of this Employment Agreement shall be reduced by such amounts, if any, as are required to be withheld with respect thereto under all present and future federal, state, and local tax laws and regulations and other laws and regulations.

Section 8A.                                Excise Tax Gross-Up.

(a)           If any payment to or in respect of Cramer by the Company or any affiliate, whether pursuant to Section 2(f) of this Employment Agreement or otherwise (a “Payment”), is determined to be a “parachute payment” as defined in Section 280G(b)(2) of the Code (a “Parachute Payment”) and also to be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Cramer with respect to such excise tax (such excise tax, together with any such interest and penalties, being herein collectively referred to as the “Excise Tax”), then Cramer shall be entitled to receive an additional payment from the Company (the “Gross-Up Payment”) in an amount such that the net amount of such additional payment retained by Cramer, after payment of all federal, state and local income and employment and Excise Taxes imposed on the Gross-Up Payment, shall be equal to the Excise Tax imposed on the Payment.  Notwithstanding the foregoing or any other provision of this Employment Agreement, if it shall be determined that Cramer is entitled to a Gross-Up Payment but that the net present value of the Parachute Payments (calculated at the discount rate in effect under Section 280G of the Code) do not exceed 110% of the Reduced Amount (as defined below), then no Gross-Up Payment shall be made to Cramer and the aggregate amount of the Parachute Payments otherwise payable under this Employment Agreement shall be reduced to the Reduced Amount; provided, that the foregoing reduction shall not be made if the Accounting Firm (as defined below) determines that the net after-tax benefit of the payments to Cramer without the reduction imposed is more than 110% of the net after-tax benefit of the payments to Cramer with the reduction imposed.  For purposes of the foregoing, the term “Reduced Amount” shall mean the greatest amount of Parachute Payments that could be paid to Cramer such that the receipt of such Parachute Payments would not give rise to any Excise Tax.  The determination of which Payments shall be reduced pursuant to this Section 8A(a) shall be made by an independent accounting firm of nationally recognized standing selected by the Company and reasonably acceptable to Cramer (the “Accounting Firm”), in consultation with Cramer and shall be reasonably acceptable to him, and such determination shall be made at the time it is determined whether any payments made to Cramer are subject to the Excise Tax.  For the avoidance of doubt, PricewaterhouseCoopers, Deloitte & Touche, Ernst & Young and KPMG are firms reasonably acceptable to Cramer.  All fees and expenses of the Accounting Firm under this Section 8A shall be borne solely by the Company.

(b)           Subject to the provisions of Section 8A(c) hereof, all determinations required to be made under this Section 8A, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm.  The initial determination of whether a Gross-Up Payment is required, and if so, the amounts of the Excise Tax and Gross-Up Payment, shall be determined by the Accounting Firm, whose written report shall be delivered to the Company and to Cramer.  Not later than sixty (60) days after any Payment, the Accounting Firm shall determine whether a Gross-Up Payment is due with respect to such Payment, and such Gross-Up Payment shall be paid by the Company to Cramer (except to the extent any portion thereof is paid to the taxing authorities on behalf of Cramer) not later than ten (10) days following the Accounting Firm’s determination.  Cramer and the Company shall cooperate in good faith as to the treatment of a Payment for tax reporting and withholding purposes.

(c)           Cramer shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification shall be given as soon as practicable but in no event later than the earlier of (i) thirty (30) days after Cramer is informed in writing of such claim or (ii) fifteen (15) days before the date on which such claim is requested to be paid, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Cramer shall not pay such claim prior to the expiration of the 30-day period following the date on which Cramer gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Cramer in writing prior to the expiration of such period that it desires to contest such claim, Cramer shall:

(i)           give the Company any information reasonably requested by the Company relating to such claim;

(ii)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to Cramer;

(iii)           cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)           permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Cramer harmless for any Excise Tax or federal, state and local income and employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 8A(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Cramer to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and Cramer agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Cramer to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Cramer, on an after-tax basis, and shall hold Cramer harmless from any Excise Tax or federal, state or local income or employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance.  The Company’s control of the contest, however, shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Cramer shall be entitled to settle or contest, as the case may by, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)           If, after the receipt by Cramer of an amount advanced by the Company pursuant to Section 8A(c), Cramer becomes entitled to receive any refund with respect to such claim, Cramer shall (subject to the Company’s complying with the requirements of Section 8A(c)) promptly pay to the Company the amount of such refund

(together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Cramer of an amount advanced by the Company pursuant to Section 8A(c), a determination is made that Cramer shall not be entitled to any refund with respect to such claim and the Company does not notify Cramer in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)           In the event that the Excise Tax is subsequently determined to be less than initially determined, Cramer shall repay to the Company at the time that the amount of such reduction in Excise Tax is determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Cramer or otherwise realized as a benefit by Cramer) the portion of the Gross-Up Payment that would not have been paid if the Excise Tax as subsequently determined had been applied initially in calculating the Gross-Up Payment, with the amount of such repayment determined by the Accounting Firm; provided that the amount of required repayment by Cramer shall be reduced, as the Accounting Firm may determine, in order to avoid putting Cramer in a worse after-tax position than he would have enjoyed had the amount of Excise Tax been correctly determined in the first instance, such determination to be made on a basis consistent with the intention of this Section 8A, which is to make Cramer whole on an after-tax basis on account of any Excise Tax (including related interest and penalties).  Similarly, if the amount of Gross-Up Payments actually made by the Company is subsequently determined by the Accounting Firm to have been inadequate to satisfy the Company’s obligation to protect Cramer against the Excise Tax (including related interest and penalties), additional Gross-Up Payments shall be made as directed by the Accounting Firm.  Cramer and the Company shall each have the right at all times to have the Accounting Firm review and confirm or revise earlier calculations.

Section 9.	Notices.

Unless otherwise provided herein, any notice, exercise of rights or other communication required or permitted to be given hereunder shall be in writing and shall be given by overnight delivery service such as Federal Express, telecopy (or like transmission) or personal delivery against receipt or mailed by registered or certified mail (return receipt requested), to the party to whom it is given at such party’s address set forth below such party’s name on the signature page or such other address as such party may hereafter specify by notice to the other party hereto, with copies to the following:

For the Company:	TheStreet.com, Inc.
14 Wall Street, 15th Floor
New York, New York 10005
Attention: General Counsel

With a copy to:	Kenneth A. Lefkowitz, Esq.
Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004

For Cramer:	Bruce Birenboim, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, New York 10019-6064

Any notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission or on the next business day when sent by overnight delivery service.

Section 10.	Amendment; Section 409A.

This Employment Agreement may be amended only by a written agreement signed by the parties hereto.  In addition, to the extent that any of the payments hereunder are or may be governed by Section 409A, the parties will work together in a commercially reasonable manner in good faith to amend any provisions as necessary for compliance or to avoid the application of Section 409A in a manner that maintains the basic financial provisions of this Employment Agreement.  In this connection, each party will make any amendments or adjustments reasonably requested by the other party which satisfy the foregoing condition.  The parties intend that Cramer’s compensation set out herein shall not constitute “deferred compensation” within the meaning of Section 409A.  However, the Company makes no representation as to the tax treatment of the payments under this Employment Agreement and expressly disclaims any liability therefor.

Section 11.	Binding Effect.

This Employment Agreement is not assignable by Cramer.  Any assignment in violation of this Employment Agreement shall be null and void ab initio.  None of Cramer’s rights under this Employment Agreement shall be subject to any encumbrances or the claims of Cramer’s creditors.  This Employment Agreement shall be binding upon and inure to the benefit of the Company and any successor organization which shall succeed to substantially all of the business and property of the Company, whether by merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including by operation of law.

Section 12.	Governing Law.

This Employment Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts to be performed wholly within the state, and without regard to its conflict of laws provisions.

Section 13.	Severability.

If any provision of this Employment Agreement including those contained in Sections 5 and 6 hereof, shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby.  Moreover, if any one or more of the provisions of this Employment Agreement, including those contained in Sections 5 and 6 hereof, shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowable by applicable law.  To the extent permitted by applicable law, each party hereto waives any provision of law that renders any provision of this Employment Agreement invalid, illegal or unenforceable in any way.

Section 14.	Execution in Counterparts.

This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

Section 15.	Entire Agreement.

This Employment Agreement, together with the RSU Award agreement, sets forth the entire agreement, and supersedes all prior agreements and understandings, both written and oral, including the Prior Employment Agreement, between the parties with respect to the subject matter hereof.

Section 16.	Titles and Headings.

Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any of the provisions of this Employment Agreement.

Section 17.	No Cross-Default.

No default by Cramer under this Employment Agreement shall automatically constitute a default under any other agreement with the Company.

Section 18.	Duty to Mitigate; Enforcement of Employment Agreement.

Cramer shall have no duty to mitigate any damages payable by the Company to Cramer hereunder.  The Company shall reimburse Cramer for all reasonable legal fees and expenses Cramer incurs in connection with enforcing or defending any issue arising under or related to this Employment Agreement, to the extent Cramer substantially prevails with respect to such issue.

Section 19.	Consent to Jurisdiction.

Cramer and the Company hereby irrevocably submit to the jurisdiction of any New York State or Federal court sitting in the City and County of New York in any action or proceeding to enforce the provisions of this Employment Agreement, and waive the defense of inconvenient forum to the maintenance of any such action or proceeding.

Section 20.	Rule 10b5-1 Plan.

Cramer agrees to terminate all his Rule 10b5-1 plans with respect to the Company’s Common Stock within three (3) business days following the execution of this Employment Agreement and shall not establish a Rule 10b5-1 plan during the Term of this Employment Agreement; provided however Cramer shall be permitted to re-implement a Rule 10b5-1 plan no earlier than April 1, 2009.  Nothing in this Employment Agreement shall restrict Cramer from trading in the Company’s securities other than under a Rule 10b5-1 plan, to the extent such trading is permitted under applicable laws, rules, regulations and policies, including the Investment Policy.

Section 21.             Other Agreements.

Cramer represents and warrants that his employment with the Company pursuant to this Employment Agreement and the performance of his duties hereunder will not violate any other agreement to which he is a party, including without limitation any agreement between Cramer, on the one hand, and CNBC, NBC Universal or any of their affiliates, on the other hand.

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first written above.

THESTREET.COM, INC.

By:	/s/ Thomas J. Clarke, Jr.
Thomas J. Clarke, Jr.
Chief Executive Officer

Address:	14 Wall Street, 15th Floor
New York, NY 10005

Telephone:	212-321-5000
Telecopy:	212-321-5013

Attention:	Chief Executive Officer

/s/ James Cramer
James Cramer

Address:	14 Wall Street, 15th Floor
New York, NY 10005

Telephone:	212-321-5228
Telecopy:	212-321-5014